Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-203945 and Post-Effective Amendment Nos. 1, 2, and 3 to Registration Statement No. 333-203945 on Form S-3ASR, Registration Statement Nos. 333-221531, 333-219881, 333-204560, 333-190891, and 333-181358 on Form S-8, Registration Statement Nos. 333-222487, 333-222485, and 333-222484 on Form S-3, as well as Registration Statement No. 333-222731 on Form S-3 of our report dated March 15, 2018, relating to the financial statements of Melinta Therapeutics, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to uncertainty about the Company’s ability to continue as a going concern), appearing in this Annual Report on Form 10-K of Melinta Therapeutics, Inc. for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Chicago, Illinois
March 15, 2018